Exhibit 99.1

Gulf Island Fabrication, Inc. Announces the Death of Its Co-Founder and Director

HOUMA, La.--(BUSINESS WIRE)--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) sadly announced today that its co-founder and director, Mr. Huey J. Wilson, passed away on Friday, February 8, 2008.

“Mr. Wilson was a major contributor to the reputation, growth and success of the company and will be sorely missed,” said Kerry J. Chauvin, Chairman of the Board, President & Chief Executive Officer of Gulf Island Fabrication, Inc.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company fabricates various structures, including jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides certain services including offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and tension leg platform module integration, and loading and offloading drilling rigs, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100